July 21, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities and Exchange Act of 1934 (Amendment No. )

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        Rule 14a-6(e)(2))
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[ ]     Soliciting Material Pursuant to Section 240.14a-12

                              KeySpan Corporation
                              -------------------
                (Name of Registrant as Specified in Its Charter)

                                     (N/A)
                                     -----
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Attached  is a copy of a press  release  issued  by  National  Grid and  KeySpan
Corporation.

NATIONAL GRID                                                KEYSPAN CORPORATION

            NATIONAL GRID - KEYSPAN MERGER PROVIDES CUSTOMER SAVINGS
                             AND CREATES A PLATFORM
                     TO HELP CUSTOMERS CONTROL ENERGY COSTS
      Programs on energy efficiency, low-income assistance, supplier choice


Brooklyn, NY and Westborough, MA (July 21) - In a filing with the New York State Public Service Commission, KeySpan Corp. (NYSE: KSE) and National Grid (LSE:
NG.L NYSE: NGG), proposed a plan under which the merged companies will provide customer savings and will be better positioned to serve customers by operating efficiently, managing energy supply costs and expanding programs to help reduce energy use. Additional benefits coming to KeySpan customers include low-income and supplier choice programs, and accelerated infrastructure improvements.

"National Grid and KeySpan are delivering on our promise to bring savings and additional benefits to customers in New York and on Long Island," said Michael
E. Jesanis, chief executive officer of National Grid USA. "Our plan will allow us to better meet customers' needs, operate more efficiently, and provide safe and reliable service through investments in the energy infrastructure."

The merged companies will provide benefits to customers by reducing costs through combining resources and by more comprehensively managing a large gas supply portfolio. National Grid will also expand its proven menu of energy efficiency programs to KeySpan customers to help them cope with energy costs.

The proposal, filed yesterday, calls for National Grid resources and expertise to complement KeySpan's existing strengths.

"It is only through our acquisition by National Grid, forming the third largest gas delivery company in the nation, that we are able to provide these additional benefits to our customers," said Robert B. Catell, chairman and chief executive officer of KeySpan. "Through our innovative plan, we are able to reduce the costs to our customers and are even better equipped to surmount the energy challenges of the future."

Permanent customer savings of more than $500 million anticipated during the 10-year proposal, possible through the cost-reductions generated from combining the companies, include:

o $131 million in savings to Long Island energy gas customers comprised of $64 million in business operations efficiency and $67 million in gas supply management savings. Additional savings will be available to the 1.1 million electric customers of the Long Island Power Authority in the event LIPA ultimately approves the transfer of its existing contractual arrangements from KeySpan to National Grid.


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o    $173  million  to KeySpan  customers  in New York City  (Brooklyn,  Queens,
     Staten Island) including $109 million in business operations efficiency and $64 million in gas supply management savings

o $218 million to National Grid customers in upstate New York (former Niagara Mohawk service territory), including more than $14 million in gas supply management savings

These reductions in costs will be used to reduce necessary rate increases primarily due to hikes in property taxes, the cost of environmental clean-up of existing brownfield sites and increased pension costs.

Catell said that KeySpan customers have not experienced a delivery rate increase in 10 years, made possible through the company's growth and previous cost reductions.

"KeySpan has been experiencing dramatic increases in these areas outside of our control and was preparing to file a new rate plan when the opportunity to produce costs savings through a merger with National Grid emerged," Catell said. "Through the efficiencies of combining with National Grid, the customer impact of these familiar rising costs will be reduced."

Instead of the potential for an immediate KeySpan rate increase request of approximately 10 percent without a merger with National Grid, today's proposal provides for no delivery rate increases for 18 months, followed by modest increases spread out over the 10-year rate plan. On average, from 2007 to 2017, the rate plan is expected to result in an estimated increase of only 1 to 1.5 percent on annual customer bills, which is approximately one-half the expected rate of inflation. A typical residential customer in Brooklyn, for example, would experience an estimated $25 to $37.50 annual increase on an average yearly bill of $2,500. The price customers pay for actual natural gas supplies will continue to fluctuate with market conditions and be passed through without markup.

Although some job consolidations are necessary to achieve cost savings in the proposal, National Grid and KeySpan expect to achieve any staff reductions through attrition and voluntary programs. No layoffs are expected.

Also included in the proposal are plans that will further benefit customers:

o Improved opportunities for customers to choose their natural gas supplier. The proposal calls for new efforts to encourage additional supply choices for KeySpan customers. Features of a recently approved alternative supplier referral program for National Grid customers in upstate New York will be expanded to KeySpan customers.


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o    Continuation of KeySpan  comprehensive safety and service quality incentive programs.

o Acceleration of a bare steel pipe replacement program, boosting current plans by an additional 20 miles a year in Long Island. The replacements enhance the ability to provide customers with safe, reliable service.

o Discounts will be available for up to 90,000 of KeySpan's customers. Discounts to qualifying low-income customers will increase to $7.50 a month for heating and to $3.50 a month for non-heating customers.

Beyond  today's  filing,   the  merger  is  expected  to  generate   significant
environmental benefits to Long Island, consistent with National Grid's global reputation as a leader in sustainable business.

In 2005 National Grid topped the Pacific Sustainability Index, a ranking of environmental and social disclosure and performance by energy and utility companies listed on the Fortune Global 500. National Grid is also included on the Dow Jones Sustainability World Index and the FTSE4Good, indices whose memberships include companies with high standards of environmental and social performance. National Grid has been honored by the New York Chapter of the League of Conservation Voters and the National Arbor Day Foundation for its business practices. For six consecutive years through 2005 National Grid has received the U.S. Environmental Protection Agency and Department of Energy National ENERGY STAR Award for its appliance and lighting program.

National Grid also repeated its commitment to the communities KeySpan serves.

"National Grid will maintain KeySpan's long-standing commitment to its service territory," Jesanis said. "Our business is inherently local, with employees living and working throughout the territory we serve. We are also committed to maintaining historic levels of charitable giving and community investment."

The merger rate proposal is subject to review by staff of the New York State Department of Public Service and approval by the New York Public Service Commission.

Today's filing is another step in the process of gaining regulatory approval for the transaction. In May, National Grid and KeySpan filed for approval of the merger from the U.S. Federal Energy Regulatory Commission. Earlier this month the transaction gained clearance on its filings in compliance with federal antitrust and foreign investment requirements. A filing with the New Hampshire Public Utilities Commission is expected in the coming weeks.


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About National Grid:
--------------------

National Grid is an international energy delivery business with principal activities in the regulated electricity and natural gas industries. In the U.S., National Grid transmits and distributes electricity and natural gas to nearly 4 million customers across 29,000 square miles of Massachusetts, New Hampshire, New York and Rhode Island.

KeySpan will be National Grid's fifth US acquisition. Previously, it had acquired New England Electric System and Eastern Utilities Associates (2000), and Niagara Mohawk (2002). Earlier this year, National Grid announced that it will acquire the Rhode Island gas distribution business of Southern Union Company.

The company owns the high-voltage electricity transmission network in England and Wales and operates the system across Great Britain. It also owns and operates the high-pressure gas transmission system in Britain and, through its natural gas distribution business serves over 11 million meters in homes and businesses in Britain. In addition, it has a number of businesses operating in related areas such as LNG importation, wireless infrastructure for broadcast and telecommunications, property, metering and interconnectors. For more information, visit National Grid's web site at www.nationalgrid.com.

About KeySpan:
--------------

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts and New Hampshire that serve 2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies that offer energy-related products, services, and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State, with approximately 6,650 megawatts of generating capacity that provides power to
1.1 million customers of the Long Island Power Authority (LIPA) on Long Island and supplies approximately 25 percent of New York City's capacity needs. KeySpan also operates LIPA's transmission and distribution system under contract to LIPA. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution, storage, and production. KeySpan has headquarters in Brooklyn, New England, and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.


Media Contacts:

National Grid
Alberto Bianchetti
315-428-6932

KeySpan
718-403-2503
24-hour pager: 516-824-1241


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Additional Information and Where to Find It
-------------------------------------------

In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement is also available free of charge at the Securities and Exchange Commission's website, www.sec.gov, and stockholders of the Company are also able to obtain additional copies of the definitive proxy statement free of charge by directing their requests to KeySpan Corporation One MetroTech Center, Brooklyn, New York 1120-3850.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company's participants in the solicitation is set forth in the Company's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the merger.












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